Exhibit 99.1

News Release

Torchmark Corporation	• 2001 Third Avenue South	• Birmingham, Alabama 35233
Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS SECOND QUARTER RESULTS

Birmingham, Alabama, July 20, 2005–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2005, net income was $1.25 per share ($132 million) compared with $1.04 per share ($117 million) for the year-ago quarter. Net operating income for the quarter ended June 30, 2005, was $1.14 per share ($121 million), a 9% per share increase, compared with $1.05 per share ($119 million) for the year-ago quarter. Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the after-tax sum of the profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses, and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended June 30,		% Chg.	Quarter Ended June 30,		% Chg.
	2005	2004		2005	2004

Insurance underwriting income*	$1.00	$.89	12	$105.8	$100.1	6
Excess investment income*	.77	.74	4	81.3	83.2	(2)
Parent company expenses	(.02)	(.02)		(2.4)	(2.4)
Income tax	(.60)	(.55)	9	(63.9)	(62.3)	3

Net operating income	1.14	$1.05	9	$120.8	$118.5	2

Realized gains (losses), net of tax:
Investments	.01	.04		1.1	3.9
Valuation of interest rate swaps	.04	(.08)		4.3	(8.8)

Tax refund, net of tax	—	.03		—	3.0
Net proceeds from legal settlements, net of tax	.06	—		6.2	—

Net income	$1.25	$1.04		$132.4	$116.6

Weighted average diluted shares outstanding (in thousands)	105,982	112,615

*	See definitions in the discussions below and in the Torchmark 2004 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the second quarter 2005 with second quarter 2004:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company also markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of profitability of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the operating segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expenses and income taxes.

Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended June 30, 2005	% of Premium	Quarter Ended June 30, 2004	% of Premium	% Change
Insurance underwriting margins:
Life	$94.2	25	$86.3	25	9
Health	44.7	18	45.3	17	(1)
Annuity	2.9		3.6

	141.8		135.2

Other income	0.7		0.4
Administrative expenses	(36.8)		(35.6)		3

Insurance underwriting income:	$105.8		$100.1		6
Per share	$1.00		$.89		12

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 66% of the Company’s insurance underwriting margin for the quarter and 59% of total premium revenue. In addition, the investments supporting the reserves for the life segment generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, Liberty National (LNL) Agency, and the Military Agency (an independent agency). First year collected premium, total premium and life insurance margins by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

Premium revenue from life insurance increased 6% to $370 million. Direct Response grew 11% to $109 million, American Income grew 9% to $95 million and Military grew 8% to $50 million; however, LNL Agency declined 1% in life premium revenue to $76 million. Annualized life premium in force at June 30, 2005, was $1.564 billion, an increase of 4%.

Life underwriting margin of $94 million grew 9%, led by American Income with $28 million, a 9% increase, and Direct Response with $27 million, up 10%. Life underwriting margin as a percentage of premium remained 25%. The margin as a percentage of premium improved at both the Military Agency (24% up from 22%) and LNL Agency (24% up from 23%).

Life insurance first year premiums were $57 million, a 6% decline from the year-ago quarter, but a 1% increase compared with the fourth quarter of 2004. First year premium is a statistical measure of the premium collected on policies in their first policy year and is considered by Torchmark as a useful indicator of future premium revenues.

Direct Response was the only major life distribution channel with first year premium growth, a 4% increase. LNL Agency’s first year premium was down 13% from a year-ago, while American Income was down 4%. An independent agency, the Military Agency’s first year life insurance premiums declined 17% as its over-all sales have suffered during the last year as it reorganizes its non-life insurance (non-Torchmark) products.

Recruiting new life agents and growing the number of producing agents at the agency distribution channels are critical to growth in sales. In the third quarter 2004, Torchmark’s captive career agencies began renewed initiatives to recruit new agents, focusing on updating their internet recruiting programs. LNL Agency added 335 new agents during the current quarter, ending with 2,194. American Income’s agent count declined slightly to 2,138 during this quarter, but was up from 2,051 a year ago. The decline at American Income was the result of slower than expected hiring of new recruits and the higher than expected turnover of existing agents.

Health Insurance

The health insurance segment accounted for 32% of Torchmark’s insurance underwriting margin for the quarter and 40% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. Medicare supplements accounted for 61% of the Company’s total health premium; however, Medicare supplements were only 29% of first year health premium, reflecting the change in the product mix sold in recent years.

Premium revenue from health insurance was $253 million, down 4%. Combined health premium of the Company’s two leading health distribution units, UA Independent and UA Branch Office Agencies, also declined 4%, reflective of their large but declining block of Medicare supplements in force. Total Medicare supplement premium declined 7% to $155 million. Total non-Medicare health premium of $97 million was flat. A 9% increase to $45 million from non-Medicare health premium at the UA agencies was off-set by an 11% decline to $37 million at LNL. The decline at LNL was the result of newly-implemented lower premium rates on a closed block of cancer business, as was previously announced.

Health insurance underwriting margin was $45 million, a 1% decline. As a percentage of premium, the health underwriting margin increased to 18% from 17% due primarily to the improved margin at LNL resulting from lower loss ratio in the same closed block of cancer business.

First year health premiums declined 16% to $36 million. First year premiums from non-Medicare health policies were $25 million, down 11%, as both the UA Independent and Branch Office Agencies continued to sell predominantly limited benefit hospital/ surgical supplemental plans to people under age 65. First year premiums for Medicare supplements were $10 million, declining 28% from the year-ago quarter. New issues of the high-deductible Medicare Plan F which the Company began marketing in early 2005 totaled approximately 2,100 policies during this quarter, over two times the number sold in the first quarter of 2005, with an average annual premium of $982.

Recruiting and developing new health agents is also critical to growth in health sales. At quarter-end, the UA Branch Office had 1,915 agents, up 235 from the year-ago quarter and up 138 from March 31, 2005. The current count is the highest quarter-end count for this agency since June 30, 2001.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

Annuities

Annuities account for only 2% of the Company’s insurance underwriting margin for the quarter and are predominantly variable annuity contracts. Underwriting margin from the annuity segment was $3 million, down 19% from the year-ago quarter. Torchmark continues to de-emphasize the sale of annuities contributing to the continued run-off of the existing in-force block. In recent years, Torchmark has been involved in litigation with its former subsidiary Waddell & Reed who was the predominant distributor of Torchmark’s annuities prior to 2001. During this quarter, as previously announced, Torchmark and Waddell settled all but one of the outstanding lawsuits between them, which resulted in Waddell paying Torchmark $14.5 million, before taxes. The settlement is reported as a non-operating item in this quarter’s financial summary.

INVESTMENTS – comparing the second quarter 2005 with second quarter 2004:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes the interest costs credited to net policy liabilities and the net financing costs. Net financing costs are interest on debt offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program where excess cash flow is used to repurchase TMK shares rather than acquire fixed income investments.

Excess investment income was $81 million, declining from $83 million a year ago, but increasing 4% on a per-share basis, as detailed in the following table:

	Quarter Ended June 30,
	2005	2004	% Chg.
	(dollars in millions, except per share data)
Net investment income	$150.5	$143.9	5

Required interest:
Interest credited on net policy liabilities	(56.3)	(53.2)	6
Net financing costs:
Interest on debt	(15.3)	(14.0)
Income from interest rate swaps	2.4	6.5

Total net financing costs	(12.9)	(7.5)

Total required interest	(69.2)	(60.7)	14

Excess investment income:	$81.3	$83.2	—
Per share	$.77	$.74	4

Net investment income increased 5%; lower than the 6% increase in average invested assets at amortized cost, reflective of the effect of lower interest rates on investments acquired in the past three years.

Net financing costs increased $5 million to $12.9 million due to the late 2004 expiration of a lucrative interest rate swap and higher short-term interest rates. The expired swap agreement was replaced by two new swaps; however, the amounts earned on the new swaps was $2.7 million less than the second quarter 2004 earnings on the matured swap. A chart containing additional information about Torchmark’s swap agreements is on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page menu, under “Financial Reports.”

While the cash settlements from the interest rate swap agreements are reflected in net operating income as management views its operations, Statement of Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The “non-cash” unrealized gain or loss from the quarterly change in the market value is recognized as a realized capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled expiration dates, at which time their market value and the cumulative capital gains and losses recorded will be $0, as occurred for the swap that expired as described above.

Investment Portfolio Composition at June 30, 2005:

At June 30, 2005, the market value of Torchmark’s fixed maturity portfolio was $9.0 billion, $729 million higher than amortized cost of $8.2 billion. This net unrealized gain is comprised of $756 million gross unrealized gains, and $27 million gross unrealized losses. At amortized cost, 91.6% of fixed maturities (92.0% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 95% of total invested assets, earned a yield of 7.1% during the second quarter of 2005. Acquisitions of fixed maturity investments during the quarter totaled $117 million, with an average annual effective yield of 5.9%, an average life of 16 years and average rating of A-. Acquisitions in the year-ago quarter had a comparable yield of 6.6%, an average life of 24 years and average rating of BBB+. During this quarter the Company began purchasing some fixed investments with shorter maturities because of the decline in the spread of long-term over short-term rates.

SHARE REPURCHASE – during the quarter ended June 30, 2005:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 1.3 million shares of Torchmark Corporation common stock for a total cost of $66 million ($52.36 average cost per share). At June 30, 2005, there were 104.8 million Torchmark shares outstanding, 105.4 million on a diluted basis.

OTHER FINANCIAL INFORMATION:

SFAS 115 requires the adjustment of fixed maturities available for sale to fair value. Without the SFAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the SFAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 65% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of SFAS 115 when analyzing balance-sheet based ratios and financial measures. Management believes that investors can equally benefit from these data. In the tables below are shown several financial ratios and measures excluding SFAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding SFAS 115 Adj.		SFAS 115 Adjustment		GAAP
	At June 30,		At June 30,		At June 30,
	2005	2004	2005	2004	2005	2004
Net income as a return on equity (YTD)	—	—			14.8%	14.0%
Net operating income* as a return on equity (YTD)	16.1%	16.3%			—	—

Total assets (in millions)	$13,965	$13,062	$686	$371	$14,651	$13,433
Shareholders’ equity (in millions)	$3,009	$2,912	$446	$241	$3,455	$3,154
Book value per share	$28.56	$26.00	$4.23	$2.15	$32.79	$28.15
Debt to capital ratio	23.1%	22.5%			20.7%	21.2%

*	Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income on page 1 of this release.

	Quarter Ended June 30,
	(millions)
	2005	2004
Total revenue	$804.8	$764.0
Total insurance first year collected premium	$92.9	$103.5

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2004, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor

Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its second quarter 2005 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, July 21, 2005. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls on the Web.” Supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries: Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com